EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-118746, 333-124105, 333-125423, 333-126821, 333-128031, and 333-131878) and Form S-8 (No. 333-132440) of Ashford Hospitality Trust, Inc. of our report dated December 5, 2006, with respect to the balance sheet of the Westin O’Hare Hotel as of December 31, 2005 and the related statements of operations, owner’s equity, and cash flows for the period from January 1, 2005 through October 17, 2005 and for the period from October 18, 2005 through December 31, 2005 included in this current report on Form 8-K/A dated December 15, 2006, of Ashford Hospitality Trust, Inc.
/s/ Ernst & Young LLP
Chicago, Illinois
December 13, 2006